Exhibit 10.3

Securities Transfer Agreement By and Between: Drewry’s Brewing Co.

and Pacific Stock Transfer Company

THIS SECURITIES TRANSFER AGREEMENT (the “Agreement”) is made by and between Drewry’s Brewing Co., with its principal address of 5402 Brittany Drive, McHenry, Illinois 60050 and Pacific Stock Transfer Company (“PSTC”) a stock transfer agent registered with the U.S. Securities and Exchange Commission (“SEC”) with a principle address of 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119.

WHEREAS, the Company wishes to engage PSTC to act as its Transfer Agent and PSTC desires to be engaged by the Company to be its Transfer Agent.

NOW THEREFORE, the Parties agree as follows:

1.	Information and Documents Required to Open an Account. In order to open and set up the Company’s account with PSTC, the Company will provide all documentation requested by PSTC (a checklist of the documentation required will be provided to Company).

2.	Notification of Company Changes:

a)	Company Recapitalizations. Should the Company make any adjustments to its capital structure involving the issuance, split (forward or reverse) or cancellation or increase or decrease in the number of authorized capital stock, the Company shall provide PSTC all documentation requested by PSTC. As of the date of this Agreement, the capital structure of the Company is as follows:

Class	Par Value	# Authorized	# Outstanding	# Reserved for Options, Warranties, Etc.
Common	$0.001	75,000,000		9,000,000 shares

b)	Change of Company Officers or Directors. The Company agrees to notify PSTC within two business days of any change in authorized officers and/or directors of the Company and to provide copies of the board resolutions and/or meeting minutes showing the appointment of the new officers and/or directors, as well as the resignation letters from the prior officers and/or directors, if applicable. The Company also agrees to provide an updated copy of the Board of Directors resolution provided pursuant to Section 1(e). If an outgoing officer or director is a signatory on any Certificate Inventory, PSTC may continue to issue or register such certificates, if not in conflict with the laws of the Company’s state of incorporation.

c)	Future Amendments of Charter and/or By-Laws. The Company shall promptly provide PSTC with copies of any amendments to its Articles of Incorporation within two business days of filing with the appropriate state of incorporation. The Company shall promptly provide PSTC with copies of any amended By-Laws (or complete By-Laws if being adopted for this first time) within two business days of adoption.

3.	Compensation. PSTC shall be entitled to compensation for all services rendered to the Company, with the exception of the introductory term services of the EDGAR filing services as described in Section 4 and Exhibit C of this Agreement, according to its fee schedule, a current copy of which is attached as Exhibit A. The Company understands and acknowledges that PSTC reserves the right, from time to time, to amend its fee schedule. PSTC will provide 30 days written notification prior to the effectiveness of any fee changes. PSTC does not offer any payment terms to individuals or entities that are not its clients, all non-Company transactions are due and payable upon receipt and prior to PSTC completing the transaction. Certain Company transactions, in the sole discretion of PSTC, may require pre-payment prior to the completion of the transaction. PSTC agrees to invoice the Company on a monthly basis for all outstanding fees and expenses and the Company agrees to pay those invoices in full within 30 days of receipt. Should the Company incur aggregate fees and expenses exceeding $2,500.00, the Company understands and acknowledges that PSTC may request pre-payment in full prior to the completion of any further Company requests. Any invoice that is not paid in full within 30 days, shall incur a finance charge at the rate of 18% per annum. The finance charge shall be calculated from and include the date payment first becomes due and continue until the past due invoice(s) have been paid in full. PSTC reserves the right to discontinue processing Company requests should the Company have any fees and expenses more than 45 days past due. The Company understands and agrees that subsequent to any renewal of the Agreement pursuant to Section 6 the Company will pay a monthly maintenance fee according to the then in force PSTC fee schedule.

4.	EDGAR Services. PSTC shall make available EDGAR filing services (“EDGAR services”) to the Company assuming the Company has no previously unpaid outstanding balance due to PSTC at the time this Agreement is signed. EDGAR services will not be available to the Company if it has an unpaid outstanding balance due to PSTC at the time of this Agreement. The EDGAR services will be available beginning December 1, 2012 for the entire term of the Agreement and will be broken down into two periods: 1) the Introductory Period and; 2) the Regular Period. The Introductory Period will last for twenty four (24) months starting from December 1, 2012. During the Introductory Period, there will be no costs attributable to the Company as a direct result of introductory EDGAR services as established and outlined in Exhibit C of this Agreement. The Introductory Period will only be applicable for the first twenty four (24) months of this Agreement and will not exist in subsequent agreements made through renewal of this Agreement as contemplated in Section 6. At the conclusion of the Introductory Period, the Regular Period will commence and will run for the duration of the term of this Agreement as outlined in Section 6. The Regular Period will consist of at least twelve (12) periodic filings. During the Regular Period the Company will be responsible for any and all charges incurred for EDGAR services pursuant to the EDGAR services fee schedule attached as Exhibit C to this Agreement.

5.	Third Party Litigation and Requests. As a result of litigation, investigation or otherwise, PSTC may receive formal or informal requests, subpoenas, court orders etc. regarding the Company or Company shareholders (“Third Party Requests”). PSTC, in its sole discretion, reserves the right to engage outside counsel at the Company’s expense, to represent and/or provide advice to PSTC in relation to any such Third Party Request. PSTC may bill the Company at the administrative services rate for preparing and responding to any Third Party Request. PSTC may, in its sole discretion, notify the Company that it has received a Third Party Request. In the event PSTC incurs any expenses in relation to the Third Party Request, including but not limited to, travel, office supplies, copy productions and man hours, such expenses will be billed directly to the Company. Amounts billed for time incurred will be based on the administrative services rate.

6.	Term. The Company agrees that PSTC will act as its sole Transfer Agent for a minimum of sixty (60) months from the date of this Agreement. If this Agreement is terminated prior to sixty (60) months from the date of this Agreement (the “Term”) or its subsequent renewal pursuant to this Section 6, the Company agrees to pay in addition to any outstanding balances, termination fees as then in force on the PSTC fee schedule as well as the remainder of any monthly maintenance fees that would be due under this Agreement. If this Agreement is terminated prior to the completion of the initial sixty (60) month term, the Company understands and agrees that it will pay, in addition to any termination fees and other outstanding balances, the remainder of any monthly maintenance fees that would be due under this Agreement, the remainder of the entire Regular Period for EDGAR services as contemplated by Section 4 under this Agreement at the market rate as defined by PSTC pursuant to its fee schedule and EDGAR services fee schedule at the time of termination and compensation guidelines as laid out in Section 3 of this Agreement, as well as any amount PSTC paid to the Company’s prior transfer agent pursuant to Section 22 of this Agreement together with interest in the amount of 12% per anum compounded. Upon completion of the initial Term, and unless written instruction is received requesting otherwise, this Agreement will automatically renew for an additional Term and will continue to do so upon the completion of each subsequent Term thereafter.

7.	Indemnity. The Company hereby agrees to indemnify and hold PSTC harmless from any and all suits, actions, proceedings at law or in equity, liabilities, claims (groundless or otherwise), costs, losses, damages, payments, deficiencies, judgments, settlements, penalties, fines, costs and legal and other expenses, including attorneys’
2

fees, arising from or related to the performance of PSTC’s duties under this Agreement, specifically including any dispute, litigation, arbitration, or regulatory investigation or action in which the Agent is named as a respondent, defendant, third-party defendant or third-party respondent, or any proceeding or matter where the agent is required to respond to a subpoena, summons, or any other order or inquiry, whether through testimony, in writing, or by the production of documents or information, unless there has been a final and non-appealable adjudication by a court of competent jurisdiction that such claim, loss, damage, or cost was directly caused by the willful misconduct or gross negligence of PSTC, without any contributory negligence by the Company. All payments by the Company to PSTC pursuant to this indemnification clause shall be made as soon as practicable after written demand for indemnification by PSTC therefore is presented to the Company, but in no event later than thirty (30) business days after such written demand is sent by PSTC to the Company. The Company’s obligation to make such payments shall not be affected by the pendency of any proceeding regarding the amount or validity of PSTC’s demand for indemnification, or by any proceeding alleging willful misconduct or gross negligence by PSTC, unless and until there has been a final and non-appealable adjudication that PSTC is guilty of willful misconduct. Anything herein to the contrary notwithstanding, PSTC shall in no event be liable for any damage resulting from any action taken, omitted or suffered by it in connection with the Company, unless resulting from its gross negligence or willful misconduct. In no event shall PSTC be liable for any consequential or incidental damages of the Company. Company assumes full responsibility and agrees to indemnify and hold harmless PSTC from and against all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every kind, nature and character, which PSTC may incur as a result of acting as Company’s Transfer Agent, or as a result of actions of any predecessor Transfer Agent. PSTC may request Company to post collateral which is sufficient in the opinion of PSTC or its counsel to secure this indemnity section. PSTC shall not be under any obligation to prosecute or to defend any action or suit in relation to the Transfer Agent relationship between PSTC and the Company which, in the opinion of PSTC or its counsel may involve an expense or liability on behalf or against PSTC, unless the Company shall, when such occasion arises, furnish PSTC with satisfactory security for expense or liability. Additionally, Company grants PSTC the following rights and remedies:

a)	Right of contribution to PSTC by Company for amounts paid to third parties, based on an act or acts of PSTC as Transfer Agent for the Company;
b)	PSTC may request opinion of counsel relating to any matter that may arise in the performance of PSTC’s duties as Company’s Transfer Agent, which opinion shall be at the expense of the Company;
c)	A security interest in any books and records of Company which are in possession of PSTC and the right to obtain from Company any books, records or memoranda that are required by PSTC in defense of any claims, which may arise in the performance of PSTC’s duties as Transfer Agent.

8.	Signatures. PSTC shall be protected and held harmless by the Company in acting upon or recognizing any paper or document believed by it in good faith to be genuine and believed by it to have been signed by the person or persons by whom it purports to be signed. It shall also be protected and held harmless by the Company in acting upon or recognizing such certificates, which it reasonably believes to bear the genuine or facsimile seal thereof and the genuine counter-signature of the Transfer Agent or Registrar or any Co-Transfer Agent or Co-Registrar.

9.	Reliance Upon Representation(s) Made to the Company. PSTC is an agent of the Company, and in connection with the performance of its duties on behalf of the Company, PSTC may rely on any representations, warranties or guarantees, statutory or otherwise, made to the Company by or on behalf of presenters or endorsers of certificates, instructions or otherwise in connection with the transfer or registration or issuance of any of the Company’s securities.

10.	Instructions from the Company and Opinion from Company Counsel. PSTC reserves the right to request from any authorized officer or director of the Company, at any time, instructions and/or clarification with respect to any matter relating to the Company. PSTC also reserves the right to seek advice from counsel of its choosing, at the expense of the Company, with respect to any matter relating to the Company. The Company agrees to hold PSTC harmless and indemnify PSTC for any of its actions performed or not performed, in good
3

faith or at the direction of its counsel, in accordance with or on behalf of the Company. In the event of litigation, PSTC has the right to obtain their own independent counsel to review the case and documentation. PSTC reserves the right to independent counsel and the Company is responsible for any and all fees incurred for consultation and/or representation of independent counsel.

11.	Original Issuances of Stock. All new issuances will bear restrictive legends in the absence of an opinion of counsel, satisfactory to PSTC and its counsel, which demonstrates the shares are being validly issued pursuant to a registration statement or are being validly issued pursuant to a an exemption to the registration requirements of the Federal Securities Laws. PSTC will process requests for newly issued shares of Company stock upon receipt of all required documentation as follows:
a)	A written request to issue the shares including the following information:
i)	the physical address(es) of the new shareholder(s);
ii)	the address for delivery of the new certificate(s) and type of mail delivery preferred
iii)	confirmation the shares are fully paid and non-assessable
iv)	specific notation regarding the existence or non-existence of any contingencies
v)	indication of whether the shares are free-trading or restricted shares
(1)	if restricted shares, please inform PSTC if the Company would like to use PSTC’s standard legend or if there is a special legend the Company would prefer to use
(2)	if the shares are free-trading, PSTC requires documentation to support the fact the shares are free-trading (including but not limited to a legal opinion and any contracts regarding the purchase of the shares)
vi)	an indication as to whether or not the new shareholder(s) are affiliate(s) of the Company,
b)	A Board of Director’s Resolution/Meeting Minutes authorizing the issuance of the shares;

12.	Transfer of Stock. PSTC will transfer shares of certificated stock and issue and register new certificates upon surrender of properly endorsed and signature medallion guaranteed (by a participant in The Securities Transfer Agents Medallion Program (STAMP), The Stock Exchanges Medallion Program (SEMP), or The New York Stock Exchange, Inc. Medallion Signature Program SM (MSP)) stock certificates together with satisfactory written instructions. PSTC requires signature guarantees for all transfers. PSTC will transfer un-certificated shares (to the extent that such un-certificated shares comply with PSTC policies and procedures) upon submission of an Internal Transfer Instruction form with all necessary endorsements, accompanied by such assurances as PSTC shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement; accompanied by satisfactory written instruction.

13.	Authorization for Certificate Replacement. PSTC is authorized to issue and register such new certificates for the capital stock of the Company as may from time to time be requested. To replace lost, stolen or destroyed certificate(s), PSTC will require an affidavit as to the loss, theft or destruction of such certificate(s) and indemnification against any and all loss that the Company and/or PSTC may incur by reason of the replacement. Such indemnification shall consist of the individual/entity requesting the replacement of the certificate to obtain an Open Penalties Lost Instrument Bond, also known as a Sole Obligor Bond.

14.	Withholding. The Company shall notify PSTC of any and all amounts to be withheld from Company shareholders subject to withholding by the Internal Revenue Service or other regulatory agencies. The Company indemnifies and holds PSTC harmless against any expenses, losses, claims, damages or liabilities to which PSTC may become liable by virtue of the Company’s failure to request that PSTC withhold any such amounts.

15.	Notice, Proxy Issuance and Tabulation. At the Company’s request, PSTC can mail, examine, and tabulate proxies of registered shareholders and with the authorization of the Company, provide reports of the tabulated results to the Company or its designated agent. If the Company requests that PSTC provide proxy services, at no point will PSTC or its employees, agents or attorneys provide any legal advice regarding the proxy, drafting of the proxy, or the content of the proxy. If the Company requests that PSTC examine and tabulate the results of the proxies, PSTC will do so only in strict accordance with the written instructions received by Company counsel.

4

16.	Certificate Inventory. The Company hereby authorizes PSTC to purchase, from time to time, certificates as may be needed by it to perform regular transfer duties. PSTC shall not purchase at any one point more than 1,000 certificates, without prior written approval by the Company. The certificates must bear the signatures of two specified authorized officers (or one authorized officer if the Company only has one officer) of the Company as set forth in a Board of Directors Resolution. The cost of such certificates must be paid in advance by the Company. Should the company certificate inventory run out, the Company authorizes PSTC to order additional certificate inventory and/or utilize temporary “in-house” certificates to continue processing shareholder transfers and ensure orderly transfers.

17.	Sole Agent. PSTC shall act solely as agent for the Company under this Agreement and owes no duties hereunder to any other person or entity. PSTC undertakes to perform its duties and only the duties that are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against it. Company will not contract with any other Transfer Agency to perform, nor shall the Company itself perform any issuance, rescission or corporate action on behalf of the Company.

18.	Successor Transfer Agent. PSTC may rely on the accuracy of any existing records provided to it by or from any prior transfer agent for the Company and the Company will hold harmless and save PSTC from any and all liability, cost or expense it may incur for acting in reliance on those or any other records provided to PSTC by or for the Company. Should PSTC be presented with a certificate of the Company or a predecessor Company which is not reflected on PSTC’s books or records, PSTC shall notify the Company of such presentation. PSTC shall be authorized to register said certificate by the 31st day of such notice without the Company’s authorization, unless PSTC is secured by a bond posted by the Company prior to the 30 day deadline.

19.	Termination. This Agreement may be terminated by either party upon giving written notice to the other party at its last address of record, but no termination shall affect the obligation of the Company to pay for services rendered prior to the effective date of such termination. PSTC will surrender to the Company or its designee, all records and documents of the Company upon receipt of a corporate resolution terminating PSTC dated no earlier than close of business of the date the resolution is received by PSTC in addition to instructions to facilitate the transfer of books and records and payment of all fees owed to PSTC. If less than 30 (thirty) days notice is given, all pending transfer requests will be completed by PSTC; if more than thirty (30) days notice is given, the Company may request that any pending transfers be rejected with the instruction to resubmit to the subsequent agent. The Company hereby grants to PSTC a lien on and security interest in any books and records of the Company which are in the possession of PSTC. In the event of a termination of this Agreement, PSTC shall be entitled to retain books and records of the Company in its possession until all monies due to it, including any termination fee, is paid in full. Upon receipt of valid funds and termination notice signed by two officers or one officer and Board Minutes, PSTC shall have thirty (30) days to turn over all records pertaining to the Company’s transfer history. During this period, business will be conducted as usual unless otherwise instructed. Upon expiration of said 30 day period, the records will be forwarded per the Company’s written instruction. The Company agrees to pay the remaining outstanding and past due amounts, as well as prevailing termination fees via wire transfer or certified funds. This shall apply to the Company and its successors.

20.	Resignation. PSTC may resign at any time by giving written notice of such resignation to the Company at its last known address of record with PSTC, and thereupon its duties as Transfer Agent, Registrar, or Dividend Disbursing Agent, as the case may be, shall cease.
21.	Records. PSTC may retain all records, which it deems proper or necessary, regarding the Company during and upon termination of PSTC.

22.	Jurisdiction. PSTC services shall be performed principally in the State of Nevada; this Agreement shall be construed and enforced in accordance with the laws of the State of Nevada and in the exclusive jurisdiction of the State and Federal Courts located in Nevada for the resolution of disputes. This Agreement shall be binding
5

upon and inure to the benefit of the parties, their transferees, successors, and assigns. In the event any legal action is brought to collect any sums due hereunder, or to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to collect such reasonable attorney fees and costs as may be awarded by the court upon any trial or appeal there from.

I have read and understand this Agreement and the attached Exhibits and agree to the terms herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the ________Day of ______________, 2012.

PACIFIC STOCK TRANSFER COMPANY	DREWRY’S BREWING COMPANY

By:	By:
Chris Dobbins, General Counsel	Francis Manzo, President

6